Exhibit 10.7

Buckhead Community Bancorp, Inc.

Agreement to Purchase Common Stock

WHEREAS, on March 1, 2007, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Allied Bancshares, Inc. (“Allied”) pursuant to which, upon consummation of the merger of Allied with and into the Company, each Allied shareholder will receive for each share of Allied common stock either 1.2 shares of Company common stock or cash in the amount of $30.00 per share of Allied common stock, or a combination of both;

WHEREAS, pursuant to the Agreement, the total amount of cash consideration the Company will be obligated to pay to Allied shareholders is limited to $13,375,000 (the “Maximum Cash Consideration”);

WHEREAS, it is the opinion of the Board that most Allied shareholders will not elect to receive cash for their shares of Allied common stock, but rather will elect to receive shares of Company common stock;

NOW, THEREFORE, BE IT:

RESOLVED, that in the event that Allied shareholders elect to receive cash in exchange for their shares of Allied common stock in an amount in excess of the Company’s cash on hand available for such purpose, I, R. Charles Loudermilk, Sr., agree to purchase a sufficient amount of Company common stock so that the proceeds from the purchase will enable the Company to exchange the shares of Allied common stock for cash as set forth in the Agreement, up to Maximum Cash Consideration.

This 1st day of May, 2007.

/s/ R. Charles Loudermilk, Sr.
R. Charles Loudermilk, Sr.